Exhibit 10.43

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated effective as of the 21st day of November 2003, by and among Diversified Corporate Resources, Inc., a Texas corporation (the “Company”), and Microcapital Strategies, Inc., a Texas corporation and Jupiter Orbit Fund, LTD hereto (the “Investor”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to the Investor, pursuant to this Agreement and the Investor desires to purchase from the Company, the $1,650,000 in aggregate principal amount of the Company’s Series A Convertible Preferred Stock, will be upon issuance convertible into authorized but unissued shares of the Company’s cCommon stockStock, $.01 par value per share (the “Common Stock”);. and

WHEREAS, the Company has authorized the issuance of up to 165,000 shares of its Preferred Stock, which shares will be upon issuance, convertible into authorized but unissued shares of Common Stock;

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1. “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

1.2. “Disclosure Documents” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, any Current Reports on Form 8-K filed or furnished by the Company on or after December 31, 2002, the Company’s Schedule 14A Proxy Statement for its Annual Meeting of Stockholders, dated April 29, 2003,

1.3. “Exchange Act” means the Securities Exchange Act of 1934 and all of the rules and regulations promulgated thereunder.

1.4 “Fully Diluted Basis” means whereby the denominator for computing the percentage of the Common Stock into which the shares of the Preferred Stock (as defined below) are convertible consists solely of the sum of (i) the number of the issued and outstanding shares of the Common Stock as of the date hereof (3,934,865) plus (ii) the number of shares of the Common Stock issuable upon exercise of the 1,800,000 warrants held by J. Michael Moore and plus (iii) the 1,650,000 shares of the Common Stock issuable upon conversion of the shares of the Preferred Stock.

1.5. “Material Adverse Effect” means any change, event or occurrence which, individually or in the aggregate, has had a material adverse effect on, or a material adverse change in, (i) the business, operations, financial condition or results of operations of the

Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement, in each case other than any change, event or occurrence (a) resulting from conditions in the United States or foreign economies or securities markets in general or any change in the Company’s stock price, (b) resulting from conditions in the telecommunications employment services industry in general, except to the extent that the Company is disproportionately affected thereby, (c) resulting from the public announcement of the transactions contemplated by this Agreement or (d) arising out of or resulting from actions of the Investors in connection with this Agreement.

1.6. “Preferred Stock” means 165,000 shares of the Company’s Series A Convertible Preferred Stock, par value $10.00 per share, convertible at the rate of ten (10) shares of the Common Stock for each share of the Preferred Stock and containing having such other the same rights and preferences and with the same conversion features as are set forth in the term sheet attached hereto as EXHIBIT B. Certificate of Designation attached hereto as Exhibit A.

1.7. “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

1.8. “SEC” shall mean the Securities and Exchange Commission.

1.9. “Securities” shall mean shares of the Preferred Stock and of the Common Stock issuable upon conversion of the Preferred Stock and upon conversion of the Preferred Stock.

1.10. “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

2. Authorization, Purchase and Sale of the Preferred Stock.

2.1. Authorization of Securities. The Company will have authorized, on or before the Closing Date (as defined below), the Preferred Stock and shall, within five (5) business days after has, or on or before the Closing Date file the Certificate of Designation with the Secretary of State of the State of Texas. It is agreed and understood that the number of shares of the Common Stock issuable upon conversion of the Preferred Stock would constitute 22.34% of the Common Stock on a Fully Diluted Basis.

2.2. Purchase and Sale of the Preferred Stock.  Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company the $1,650,000 in aggregate principal amount of Preferred Stock at a purchase price equal to the par value of the Preferred Stock.

2.3. Closing. The closing (the “Closing”) shall take place on one or more occasions at the offices of the Company, on or before February 15, 2004.  At the Closing, the Investor shall make payment to the Company of the purchase price by wire transfer to the Company of immediately available funds, against delivery to the Investor by the Company of appropriate stock certificates.

3. Representations and Warranties of the Company. Except as set forth in the Disclosure Documents, the Company hereby represents and warrants to the each of the Investors as follows:

3.1. Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted.

3.2. Subsidiaries. Each subsidiary of the Company that is a corporation has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where such failure to so qualify or register would not be reasonably likely to have a Material Adverse Effect.

3.3. Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, and 1,000,000 shares of undesignated preferred stock, of which there are no shares of preferred stock issued and outstanding. All outstanding shares of Common Stock have been duly authorized, and have been validly issued, are fully paid and nonassessable.

3.4. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Series A Convertible Preferred Stock and the filing of the Certificate of Rights and Designation, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. When executed and delivered by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. At or prior to the Closing, the Company will have reserved for issuance the shares of Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock.

3.5. Valid Issuance.

Upon their issuance in accordance with their terms of the shares of the Preferred Stock or and of the Common Stock issued upon conversion of the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock or Common Stock, as the case may be, free of all preemptive or similar rights.

3.6. Absence of Certain Changes. Since September 30, 2003, there has not been any Material Adverse Effect.

3.7. Disclosure Documents. The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Disclosure Documents did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any report subsequently filed by the Company with the SEC.

3.8. Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Closing Date, other than (i) the filing of the Certificate of Designations with the Secretary of State of the State of Texas, have been obtained and will be effective as of the

Closing Date, other than (ii) the making of such filings required to be made after the Closing under applicable federal and state securities laws and (iii) other than any other consents, approvals, orders and authorizations of the foregoing, the failure to make or obtain of which will not have a Material Adverse Effect.

3.9. No Conflict. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate Articles of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.10. No Manipulation of Stock. The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

3.11. Company Not an “Investment Company”. The Company is not, and immediately after receipt of payment for the Preferred Stock will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.12. Litigation.  Except as shown in the Disclosure Documents, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or which challenges the validity of this Agreement.

4. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows:

4.1. Organization. The Investor, if it is a legal entity, is duly and validly existing under the jurisdiction of its organization.

4.2. Authorization. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Investor has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3. No Conflict. The execution and delivery of this Agreement by the Investor and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default by the Investor (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Investor or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Investor or its respective properties or assets

4.4. Consents. All consents, approvals, orders and authorizations required on the part of the Investor in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Closing Date.

4.5. No Manipulation of Stock. The Investor has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

4.6. Investment Representations.

(a) The Investor is an experienced investor in unregistered and restricted securities of companies. The Investor understands that this investment involves substantial risks.

(b) The Investor has (i) a preexisting personal or business relationship with the Company or one or more of its officers, directors, or control persons or (ii) the Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the acquisition of the Preferred Shares and, by reason of the Investor’s financial and business experience, the Investor has the capacity to protect the Investor’s interest in connection with the acquisition of the Preferred Stock. The Investor is financially able to bear the economic risk of the investment, including the total loss thereof.

(c) The Investor’s sole shareholder is an “accredited investor” as defined in Rule 501 (a) promulgated under the Securities Act.

(d) The Investor has received and reviewed a copy of the Disclosure Documents. The Investor has had an opportunity to ask questions and receive answers from the Company and its officers and employees regarding the terms and conditions of the purchase of the Preferred Stock and regarding the business, financial affairs and other aspects of the Company.

(e) The Preferred Stock is being acquired by the Investor for investment purposes for the Investor’s own account only and not for sale or with a view to distribution of all of any part of such Preferred Stock. However, it is agreed and understood that the Investor may assign its rights and obligations hereunder to certain non-U.S. purchasers and to a domestic fiscally transparent entity in which the Investor or its sole shareholder acts as the general partner or managing member, provided, however, that (i) each assignee and partner or member of any such entity qualified as an accredited investor, and (ii) the assignment is effected by a document, satisfactory to the Company, on the basis of which the Company can reasonably conclude that the sale of any shares of the Preferred Stock if made directly to each assignee, partner or member would not have disqualified the sale of all such shares as a private placement under Rule 506 under the Securities Act.

4A.                             Acknowledgement by Investor.

Investor acknowledges that the Preferred Stock will have been acquired from the Company in a transaction not involving a public offering. Under federal securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such securities must be held indefinitely. In this connection, the Investor understands the resale limitations imposed by the Securities Act and is familiar with Rule 144 of the Securities Act, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of “restricted securities.” Except as set forth in Section 5.3 hereof, the Company is under no obligation to register the Preferred Stock (or the Common Stock issuable upon conversion) on behalf of

Investor or to assist the Investor in complying with any exemption from registration.

5. Covenants.

5.1. Governmental Approvals. As soon as practicable after the execution this Agreement, the Company and the Investor shall file all applications and reports and take such other action which is reasonably required to be taken or filed with any governmental authority in connection with the transactions contemplated by this Agreement. The Company and the Investor shall give all additional notices to third parties and take other action reasonably required to be or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement.

5.2. Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely effectuate the intents and purposes of this Agreement and of the provisions of the letter Term Sheet, dated November 21, 2003 (herein so called), attached hereto as Exhibit B (as such provisions shall have been modified by operation of the provisions hereof and the Certificate of Designation) and the consummation of the transactions contemplated hereby, including, but not limited to, taking any action to facilitate the filing any document or the taking of any action to assist the other parties hereto in complying with the terms of Section 5.1 hereof and thereby.

5.3. Registration. The Investor shall be entitled to one demand registration right relating to the registration under the Securities Act of the Common Stock issuable upon conversion of the Preferred Stock (the “Restricted Stock”) (a) within thirty (30) days after the occurrence of the earlier of (i) the first anniversary of the Closing date of (ii) the conversion of the Preferred Stock into Common Stock pursuant to the terms of the Term Sheet or (b) at the time at which demand to register other restricted stock of the Company (other than employee stock options on Form S-8) is made by the holders thereof.  In addition, the Investor shall have, for a period of three (3) years after the Closing Date, so called “piggy back” registration rights with respect to the Restricted Stock in case the Company undertakes to sell shares of Common Stock in an underwritten public offering pursuant to a registration statement under the Securities Act.  Such rights shall be subject to customary limitations imposed by the underwriters, or customary terms and conditions to be mutually agreed upon by the Company and such Investor. In addition, in the event an Investor becomes an Affiliate of the Company or is deemed an Affiliate of the Company, then such Investor shall be entitled to one demand registration right relating to the registration of the Securities under the Securities Act; provided, however, that such registration shall not be available to the Investor if the Investor has exercised his registration right pursuant to one of the alternatives set forth above. The Company shall bear all expenses in connection with the Company’s registration of the Securities pursuant to this Section 5.3, provided, however, that the Investor shall bear the costs of all underwriting discounts and selling commissions and similar fees applicable to the sale of the Securities and fees and expenses of its legal counsel and all transfer taxes.

5.4. Certificate of Designations. As soon as practicable, but in no event later than 5 business days, after the execution of this Agreement, the Company shall file the Certificate of Designations with the Secretary of State of the State of Texas, and deliver satisfactory evidence of such filing to the Investors.

5.5. Information. The Company will make available to the Investor,

(a) promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and (ii) all Disclosure Documents;

(b) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and any other document generally distributed to shareholders; and

(c) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company or any Subsidiary is a party in which the amount involved is $100,000 or more and not covered by insurance.

5.6. Maintenance of Reporting Status; Supplemental Information. So long as any of the Preferred Stock and Restricted Securities are outstanding, the Company shall use its best lawful efforts to timely file all reports required to be filed with the SEC pursuant to the Exchange Act. The Company shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would permit such termination. If at anytime the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of the holders from time to time of Securities, and prospective purchasers of Securities, information satisfying the information requirements of Rule 144 under the Securities Act.

5.7. Indemnification. The Company agrees to indemnify and hold harmless the Investor, its respective Affiliates, and each Person, if any, who controls such Investor, or any of its respective Affiliates, and the respective partners, agents, employees and officers of the Investor and their Affiliates (each an “Indemnified Party”) and collectively, the “Indemnified Parties”), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto), which may be incurred by such Indemnified Party that relates to or arises out of or in connection with a breach of any of the Company’s representations or warranties or covenants herein, including in connection with any administrative or judicial proceeding brought or threatened that relates to or arises out of, or is in connection with a breach of any of the Company’s representations and warranties or covenants contained herein; provided that the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party’s gross negligence or willful misconduct.

6. Conditions Precedent

6.1. Conditions to the Obligation of the Investor to Consummate the Closing. (a) The obligation of the Investor to purchase and pay for the Preferred Stock being purchased by it at the Closing pursuant to this Agreement shall not be prohibited or enjoined by any law or governmental or court order or regulation. (b) the representations and warranties of the Company contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

6.2. Conditions to the Obligation of the Company to Consummate the Closing.  The obligation of the Company to issue and sell to the Investor the Preferred Stock to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:

(a) The Investor shall have paid the purchase price.

(b) The sale of the Preferred Stock by the Company shall bot be prohibited or enjoined by any law or governmental or court order or retulation.

7. Termination.

7.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Investors, or (b) by either the Investors or the Company if the final Closing shall not have occurred on or prior to February 21, 2004.

7.2. Effect of Termination. In the event of termination pursuant to Section 7.1 hereof, Robert A. Shuey, III, shall refund the Company the $25,000 fee received by him prior to the date hereof and this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Investors, or their respective directors, officers, agents or stockholders, with respect to this Agreement, except for the liability for any willful breach of this Agreement.

8. Miscellaneous Provisions.

8.1. Public Statements or Releases. Neither the Company nor any Investor shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

8.2. Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.3. Notices.

(a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or facsimile or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(b) All correspondence to the Company shall be addressed as follows:

Diversified Corporate Resources, Inc.
10670 N. Central Expressway
Dallas, Texas 75231
Attention: J. Michael Moore

(c) All correspondence to any Investor shall be sent to such Investor at the address as follows:

c/o Microcap Strategies, Inc.Jupiter Orbit Fund, Ltd
15851 Dallas Parkway, Suite 180
Addison, Texas 75001
Attn: Robert A. Shuey, III, President

(d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

8.4. Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

8.5. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to conflict of law principles thereof.

8.7. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.8. Expenses. Each party shall bear the cost of any and all fees and expenses incurred in connection with the transactions contemplated hereby including, without limitation, legal, consulting and accounting fees; provided, however, that the Company shall pay the fees of one counsel to the Investors not in excess of $5,000.

8.9. Assignment. The rights and obligations of the parties hereto inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other parties. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company.

8.10. Counterparts. This Agreement may be signed in one or counterparts, each of which shall be an original, but all of which together shall constitute one instrument

8.11. Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, other than that certain “Whereas Agreement,” dated as the date hereof.. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Investors

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

“COMPANY”

DIVERSIFIED CORPORATE RESOURCES, INC.

By:	/S/ J. Michael Moore
Name: J. Michael Moore
Title: Chief Executive Officer

“INVESTOR”

MICROCAP STRATEGIES, INC.
a Texas corporation

By:	/S/ Robert A. Shuey, III
Name: Robert A. Shuey, III
Title: President

Robert A. Shuey, III

November 21, 2003

Mr. J. Michael Moore
Chairman of the Board
Diversified Corporate Resources, Inc.
Search Plaza
10670 N. Central Expressway
Dallas, Texas 75231

Dear Mr. Moore:

The purpose of this letter is to set out to options for providing $1,650,000 in additional capital to Diversified Corporate Resources, Inc. (“DCRI”).

It is anticipated that Robert Shuey and B4Ventures will create a new fund the Mercury Orbit Special Situation Equity Fund Ltd. The placement document is the responsibility of Robert Shuey and B4Ventures and not the Company. There would be a single shareholder “MOSSES” interested in the private placement of $1,650,000 Series A Convertible Preferred Stock.

The salient features of the issue are:

•                  Security: Convertible Preferred Stock

•                  Dividend: Series A 10% Cumulative paid quarterly;

•                  Liquidation Preference: Issue price plus accrued but unpaid dividends

•                  Conversion Ratio: Series A Fixed at 1,650,000 shares of Common Stock ($ 1.00 per share), Term: The Preferred Explodes into common when DCRI Common Stock trades 825,000 shares at a bid price over $3.00 per share and eight quarterly dividends have been paid. DCRI has the right to force conversion at any time the Common Stock trades above $2.00 per sham subject to the payment of 8 quarterly dividends.

•                  Governance Rights: Full voting at conversion ratio, one seat on the Board of Directors so long as the Preferred is outstanding and $1.5 million in net proceeds has been funded.

•                  Voting Proxy. MOSSES agrees to grant its Proxy to vote all shares it is entitled to vote under this subscription agreement with the majority of the Board for a period of two (2) years. This Proxy period will commence with the final funding. This Proxy is subject to come along and tag along rights such that any shares sold by J. Michael Moore, his successors, assigns or affiliates at a price in excess of the market price, Mosses shall have the ri the obligation, to sell its shares pro-rata.

•                  Fees and Expenses paid by DCRI: $1 50,000 to be paid as follows; $25,000 to be paid upon execution of this Term Sheet with the balance being paid out pro-rata as the Series A funds and cashless exercise warrants covering 169,428 shares of DCRI Common Stock exercisable at $0.80 per share.

•                  Registration Rights: One Shelf Registration and Piggyback on the common shares underlying the Preferred subject to Underwriter’s approval. Preferred stock automatically converts upon registration.

•                  Additional Warrants: DCRI will issue one Common Stock Wan-ant for every seven (7) Series A Preferred shares purchased (235,714). The Warrants will be exercisable at any time within thirty six (36) months of issuance at an exercise price as follows:

1.               If DCRI’s net pre-tax income, as reported in its audited financial statements included in its Annual Report on Form 10K for the fiscal year ended December 31, 2004 is at least $3,000,000, less dividends paid, the exercise price of the Warrants will be $2.00 per share; but

2.               If Net pre-tax income is between $2,500,000 and $2,999,999 less dividends paid, the exercise price of the Warrants will be $1.50 per share.

3.               If the Net Pre-Tax income is between $2,251,000 and $2,499,999, less dividends paid, the exercise price of the Warrants will be $1.00 per share.

If the net pre-tax income is less than $2,250,000, less dividends paid, the exercise price of the Warrants will be $.50 per share multiplied by a fraction where the Numerator is the Company’s reported Net Pre-Tax income and the Denominator of which is $3,000,000.

	Shares	Principal	Per Share
Series A	1,650,000	$1,650,000	$1.00

Warrants A*	235,714	$471,428	$2.00

SPK Warrant**	169,428	$135,542	$0.80

	2,055,142	$2,256,970	$1.10

*Subject to adjustment based on attainment of earnings target.

** These Warrants will have a cashless exercise feature and vest according to the following schedule:

1.               169,428 to be granted on a pro rata basis with fundings and vest: 1) 55,000 when the bid price of DCRI is $1.50 per share; 2) 55,000 when the bid price of DCRI is $2.50 per share; 3) 59,428 when the bid price of DCRI is $3.50 per share.

2.               Robert Shuey agrees to fund no less than $500,000 in net proceeds to the Company on or before December 2l, 2003 with an additional $500,000 in net proceeds by December 29th. The final $500,000 must be funded on or before January 15th, 2004. In the event that Robert Shuey is unable to meet a scheduled funding, the Company has the right to renegotiate its term and conditions for any subsequent fundings. All fees, expenses and Warrants will be pro-rated based on actual amounts funded.

If this Term Sheet meets with your approval please sign and return with a check for $25,000. We look for a long and mutually beneficial relationship between Robert Shuey, B4Ventures, Inc., our Mercury Orbit Special Situation Equity Fund, Ltd. and Diversified Corporate Resources, Inc. Respectfully submitted, Accepted and Agreed.

/S/ Robert A. Shuey, III	/S/ J. Michael Moore
J. Michael Moore Chairman of the Baord Diversified Corporate Resources, Inc.